EX 77C Submission of matters to a vote of security holders

Results of Special Member Meeting held on December 9, 2014


Proposal 1:   To elect directors of TIFF Investment Program, Inc.
(TIP)

Nominee
For
Against
Abstain
Craig R.
Carnaroli
3,330,890,612.96
6,741,667.45
5,723,265.13
William F.
McCalpin
3,330,890,612.96
6,741,667.45
5,723,265.13
N.P. Narv
Narvekar
3,330,890,612.96
6,741,667.45
5,723,265.13
Amy B.
Robinson
3,330,890,612.96
6,741,667.45
5,723,265.13

Comprising all directors currently in office.


Proposal 2: 	To approve an Agreement and Plan of
Reorganization and Liquidation that provided for the reorganization of TIP into a newly formed Delaware statutory trust

For
Against
Abstain
3,270,676,743.13
6,741,667.45
65,937,134.96